Exhibit 99.1

VALIANT HEALTH CARE, INC.
ANNOUNCES EXECUTION OF TERM SHEET TO
ACQUIRE ATLANTIC MEDICAL SUPPLY, INC.

Coral Springs, Florida.  September 30, 2010 (MARKETWIRE) – Valiant Health Care, Inc. (VHCI:OTCBB) announces that it has executed a term sheet with Atlantic Medical Supply, Inc., a Florida corporation (“AMS”), under which it will acquire all of the outstanding shares of AMS in exchange for cash, shares of Valiant’s common stock and options to purchase shares of Valiant’s common stock.

Atlantic is a Joint Commission Accredited, Medicare Certified firm serving South Florida’s home medical equipment and supply needs since 1993. As one of the area’s largest retail suppliers of home health products and services, they provide superior customer service and top quality, state-of-the-art medical equipment and supplies.

The parties intend to quickly negotiate the stock purchase agreement and hope to close the transaction as quickly as possible, but no later than six months from the signing of the term sheet.  Specific terms of the purchase will be provided when the stock purchase agreement is completed and filed with the SEC as required.

Ms. Salem, Co-founder of Accessible stated that “Acquisition of Atlantic a DME provider is the next important step toward achieving our objective of being a “One Stop Provider” of home health care” she continued “We are looking forward to having the Founders of Atlantic join our team, they bring 17 years each of successful experience in the home health care industry.”

About Valiant Health Care, Inc.
Through our Accessible Home Health Care division, we offer and sell a proven one of its kind franchise opportunity to establish and operate a full service medical and personal care Accessible Home Health Care franchise, under our distinctive brand and system. As of the date of this press release, there are 96 Accessible Home Health Care franchise units and one company-owned unit in 24 states, as well as in India and Kenya.

Accessible’s business model is designed to lead and direct the 21st Century demands of the long term home health care industry by offering a “Complete Home Healthcare Package™” and being a “One Stop Provider™.” Accessible’s primary mission is to provide the highest quality home health care services and products to its patients while adding value to the payers by reducing direct costs and the potential for fraud.  Accessible’s next phase of growth includes an expansion of its company owned units by acquisition of Medicare certified home health care providers in strategic geographic markets.

Forward-Looking Statements
This release is not an offer to purchase or sell securities and may contain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements herein are or may be based on current estimates and projections about Valiant’s business, which are derived in part on assumptions of its management, and are not guarantees of future performance, as such performance is difficult to predict. Valiant assumes no obligation to update information concerning its expectations.

Contact:
Steven Turner, President
Valiant Health Care, Inc.
954-755-5564
www.accessiblehhc.com
www.valianthealthcare.com